UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): May 20, 2008

OSIRIS CORPORATION
(Exact name of registrant as specified in charter)

Delaware	333-44586	58-3565680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14707 California Street, Suite 5, Omaha, NE	68154
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 934-2020

Copies to:
Gregory Sichenzia, Esq.
Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement;

On May 28, 2008, Thomas Equipment, Inc. (“Thomas”), a wholly-owned subsidiary of Osiris Corporation (the “Company”), entered into an asset purchase agreement with Carleton International, Ltd. (“Carleton”), in connection with the sale of certain assets from Thomas to Carleton. The purchase price to be paid upon closing is $1,500,000, of which $1,000,000 will be paid in cash and $500,000 shall be paid through the issuance of a 10% junior promissory note payable on the earlier of (i) Carleton’s closing on a funding associated with the assets purchased, or (ii) six months. The acquired assets consist principally of the Company’s lease for its manufacturing facility in New Brunswick, Canada and related assets. In connection with the asset purchase agreement, Thomas and Carleton simultaneously entered into a one year management services agreement pursuant to which Carleton shall take over the manufacturing operations for Thomas at the New Brunswick facility. Thomas will continue its sales and marketing activities at the facility.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 20, 2008, Michael Luther resigned a member of the Board of Directors of the Company, as well as the Boards of Directors of each subsidiary or other affiliate of the Company. On the same date, Petter M. Etholm, the Company’s president and chief executive officer was appointed Chairman of the Board.

Item 9.01 Financial Statements and Exhibits

10.1	Asset Purchase Agreement between Thomas Equipment, Inc. and Carleton International, Ltd., dated as of May 28, 2008

10.2	Management Services Agreement between Thomas Equipment, Inc. and Carleton International, Ltd., dated as of May 28, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSIRIS CORPORATION

Date: June 2, 2008	/s/ PETTER M. ETHOLM
Petter M. Etholm,
President and Chief Executive Officer